Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into on May 20, 2019 and effective as of April 1, 2019 (“Effective Date”), between Flotek Industries, Inc., a Delaware corporation (the “Company”), and John W. Chisholm (“Employee”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Employment. The Company shall employ Employee, and Employee shall be employed with the Company, upon the terms set forth in this Agreement for the period beginning April 1, 2019 and ending on March 31, 2020 (the “Expiration Date”), unless terminated earlier as set forth herein, or unless extended or renewed by mutual written agreement of the parties hereto prior to the then existing Expiration Date. The period during which the Employee is employed by the Company is referred to as the “Employment Period.”

2.    Position and Duties.

(a)    Employee shall serve as Chief Executive Officer and President of the Company and shall be responsible for such duties as may be reasonably prescribed by the Board of Directors of the Company which are consistent with the customary duties of such offices. Employee will report to the Board of Directors of the Company and based in the Company’s Houston office.

(b)     Employee shall devote his reasonable best efforts and his full business time and attention (except for permitted vacation periods, periods of illness or other incapacity) to the business and affairs of the Company, and it shall not be considered a violation of this Agreement for the Employee to, (a) engage in or serve such professional, civic, trade association, charitable, community, religious or similar types of organizations or speaking selections as the Employee may select; (b) serve with the consent of the Board of Directors of the Company on the boards of directors or advisory committees of any entities, or engage in other business activities; and (c) attend to the Employee’s personal matters and finances so long as such services and activities in (a) – (c) do not significantly interfere with the performance of Employee’s responsibilities as an employee of the Company.

(c)     As part of his duties, Employee shall support and assist Company to the best of his ability in identifying and hiring his successor as Company’s new C.E.O. and President, and shall assert his best efforts in transitioning duties to the successor, once hired.

(d)     As partial consideration for, and as a condition of, Employee’s employment with the Company, Employee has executed contemporaneously with the execution of this Agreement, the Confidentiality and Restrictive Covenants Agreement attached hereto as Exhibit A.

3.    Base Salary, Equity Award and Benefits.

(a)     Employee’s annual base salary for the Employment Period shall initially be $550,000 (the “Base Salary”). The Base Salary shall be payable in equal installments in accordance with the Company’s general payroll practices and shall be subject to required withholding. Any change in Base Salary shall, subject to Section 5, be at the sole discretion of the Compensation Committee of the Board of Directors of the Company. During the Employment Period, Employee will be eligible to participate in the Company’s employee benefit programs on the same basis as other employees of the Company.

(b)     Employee shall be eligible for quarterly and annual bonuses in accordance with the Management Incentive Plan (the “MIP”) of the Company, pursuant to the terms of such plan and such terms as shall be established by the Compensation Committee of the Board. The Employee’s target bonus percentage for the 2019 MIP and 2020 MIP shall be one hundred ten percent (110%). Employee will be eligible to participate in the Performance Unit Plan (the “PUP”) of the Company or other equity plan for senior executives pursuant to the terms of that plan and such terms as shall be established by the Compensation Committee of the Board. The factor for the 2019 PUP and 2020 PUP to determine the Employee’s award value shall be 2.25.

(c)    Promptly after the execution of this Agreement, Employee shall be granted 85,000 share of restricted Company stock, which shall vest upon Employee’s termination of employment, or March 31, 2020, whichever is earlier.

(d)    The Company shall reimburse Employee for all reasonable expenses incurred in the course of performing duties under this Agreement which are consistent with the Company’s policies in effect with respect to travel, entertainment and other business expenses pursuant to applicable Treasury Regulations.

(e)    Employee may be eligible to receive annual merit raises approved at the discretion of the Compensation Committee of the Board of Directors of the Company.

(f)    Employee shall be eligible for vacations in accordance with Company policies with a minimum of five weeks’ vacation during each year in the Employment Period.

4.    Employment Term and Termination.

(a)    The Employment Period shall continue until terminated upon the earlier of (i) the Expiration Date of this Agreement or of any extension or renewal period; (ii) Employee’s resignation with or without Good Reason or Employee’s death or Disability or (iii) the termination of the Employee by the Company with or without cause.

(b)    Employee’s employment with the Company will be “At Will,” meaning that either Employee or the Company may terminate Employee’s employment at any time and for any reason, with or without cause or Good Reason. The date on which the Employee’s employment is terminated is referred herein as the “Termination Date.” Notwithstanding any other provisions of this agreement or any other agreement, upon termination of employment by the Company for any reason, termination by Employee for Good Reason, and upon expiration of this Agreement at the end of the Employment Period, Employee will receive a severance package consistent with the terms and conditions set forth in Section 5 below.

5.    Severance.

(a)    Provided that Employee has not terminated his employment without Good Reason, and provided that Employee signs and delivers to the Company a Confidential Severance and Release Agreement in the form set forth in Exhibit B attached hereto and to be provided by the Company within 5 days of the Termination Date (the “Release Agreement”) within 60 days following the termination of Employee’s employment with the Company (such 60th day following termination being referred to as the “Release Date”) and does not revoke such signed Release Agreement pursuant to the terms thereof, Employee, upon termination of employment prior to or upon the expiration of the Employment Period (which must qualify as a “Separation from Service” within the meaning of Section 409A of the Code to the extent applicable), shall be entitled to receive severance compensation equal to the following:

(i)    The sum of $3,612,000, which shall be payable in twenty-four (24) monthly installments equal to one-twenty-fourth of such severance compensation, subject to required withholding, with the first payment made on the last day of the month in which the Release Date falls, and subsequent payments on the last day of each of the next twenty-three (23) full calendar months following the Release Date.”

(ii)    if the Employee timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Employee for the monthly COBRA premium paid by the Employee for Employee and Employee’s dependents who were covered under the Company’s health plan immediately preceding the Date of Termination. The reimbursement under Section 5(a)(2) shall be paid to the Employee prior to the last day of the month immediately following the month in which the Executive timely remits the premium payment, and the Employee shall be eligible to receive such reimbursement until the earliest of: (i) the 12-month anniversary of the Date of Termination; (ii) the date the Employee (or Employee’s dependents, if applicable) is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Employee receives coverage from another employer or other source.

(iii)    The time vested portion of the 2019 PUP, which equals 123,750 shares. Any decision by the Company to vest shares under the 2018 PUP in the event of early termination, shall be made by the full Board.

(iv)    Any benefits earned for quarterly or annual bonuses under the MIP, but not yet paid as of the termination date.

(c)    Employee shall receive none of the severance compensation outlined in Sections 5(a)(i) and 5(a)(ii), if Employee resigns without Good Reason, but Employee shall be entitled to receive: (i) Employee’s Base Salary earned and payable through the Termination Date; (ii) any accrued but unused vacation/time off to the extent required under applicable law; (iii) reimbursement for all incurred but unreimbursed expenses to the extent Employee is entitled to be reimbursed; and (iv) any other earned but unpaid compensation, if applicable, as of the Termination Date.

(d)    For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Disability” shall have the meaning assigned to such term in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

“Good Reason” shall exist upon the occurrence of one of the following Company actions (unless Employee consents in writing to such action(s)): (i) a material reduction of the Employee’s base salary and employee benefits to which the Employee was entitled immediately prior to such reduction, (ii) a material reduction in the duties, authority or responsibilities relative to the Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, or (iii) the relocation of the Employee to a facility or a location more than fifty (50) miles from the Employee’s then present location; provided, however, that in all cases (A) Employee must provide the Company with written notice of the occurrence of such action(s) described under (i), (ii) or (iii) above within 60 days of the initial occurrence of such action(s) and of his intent to terminate employment based on such action(s), (B) the written notice must describe the event constituting Good Reason in reasonable detail, (C) the Company shall have 30 days from the date that such written notice is received by the Company in which to cure such action(s), and (D) any termination of employment for Good Reason must take place within the six-month period following the initial occurrence of the Good Reason event.

6.    Section 409A. Notwithstanding anything herein to the contrary, to the extent required to comply with Section 409A of the Code (“Section 409A”), (i) each reimbursement or in-kind benefit provided under this Agreement shall be provided in a manner and at a time that complies with Section 409A; (ii) if at the time of Employee’s termination of employment with the Company, Employee is a “specified employee” within the meaning of Section 409A, any payments and/or benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Employee or for Employee’s benefit on account of his separation from service shall not be provided until the first payroll date to occur following the six-month anniversary of Employee’s termination date (“Specified Employee Payment Date”), and the aggregate amount of any payments that would otherwise have been made to Employee during such six-month period shall be paid in a lump sum to Employee on the Specified Employee Payment Date without interest and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule; (iii) a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service;, and (iv) each payment identified in Section 5(a)(i)-(ii), including each separate installment payment identified thereunder, will be considered a separate payment for purposes of Section 409A. Terms defined in the Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. Notwithstanding any other provision in the Agreement, the Company and Employee will cooperate in good faith to amend or modify the Agreement so that the payments under this Agreement qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the payments under the Agreement shall be exempt from or comply with Section 409A of the Code and any such taxes shall be the responsibility of the Employee.

7.    Parachute Payments.

(a)    Notwithstanding anything contained in this Agreement to the contrary, (i) to the extent that any payment, benefit or distribution of any type to or for the Employee by the Company, any affiliate of the Company, any person or entity (referred to herein as a “Person”) who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of Internal Revenue Code of 1986 (the “Code”), as amended, and the regulations and other guidance issued thereunder), or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) constitute “parachute payments” (within the meaning of Section 280G of the Code), and if (ii) such Payments would result in the imposition of an excise tax under Section 4999 of the Code (the “Excise Tax”), then such Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to the Employee shall be subject to the Excise Tax. If the Payments are so reduced, the Company shall reduce or eliminate the Payments (A) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (C) hereof), (B) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (C) hereof) and (C) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or any successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the latest in time.

(b)    It is possible that after the determinations and selections made pursuant to this Section 7 Employee will receive 280G benefits that are, in the aggregate, more than the amount provided under this Section 7 (hereafter referred to as an “Excess Payment”). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then Employee shall promptly pay an amount equal to the Excess Payment to the Company, together with interest on such amount at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of Employee’s receipt of such Excess Payment until the date of such payment.

8.    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by a nationally recognized overnight delivery service, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Employee:

John W. Chisholm

40 Buttonbrush Court

Spring, TX 77380

Notices to the Company:

Flotek Industries, Inc.

Attn: General Counsel

10603 W. Sam Houston Pkwy. N., Suite 300

Houston, TX 77043

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or, if sent by first class mail, three (3) days after so mailed.

9.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.    Employee’s Attorney Fees. Company shall pay the reasonable attorney fees incurred by Employee to obtain advice regarding his employment with the Company and in reviewing and negotiating the terms of this Agreement, in an amount up to $20,000.

11.    Complete Agreement. Except with respect to the aforementioned Confidentiality and Restrictive Covenants Agreement between the Company and the Employee, this Agreement embodies with respect to the subject matter hereof the complete agreement and understanding among the parties and supersedes and preempts with respect to the subject matter hereof any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

12.    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

13.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company except by operation of law to Employee’s estate upon the death of Employee.

14.    Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

15.    Consent to Personal Jurisdiction. Any suit, action or other proceeding arising out of or based upon this Agreement and any other agreement with the Company which is not subject to the arbitration provisions of Section 13, shall be brought in a court in the State of Texas. -

16.    Arbitration and Equitable Remedies. The parties agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Houston, Texas, in accordance with the rules then in effect of the American Arbitration Association, provided however, the parties will be entitled to full and liberal evidentiary discovery in accordance with the rules governing civil litigation in courts of the same jurisdiction. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company shall pay the legal costs and expenses of such arbitration; however, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable legal costs and expenses incurred including time of law firm staff, court costs, attorneys’ fees, and all other related expenses incurred in such arbitration.

17.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of such provision or any other provision of this Agreement.

18.    Withholding. All compensation, payments and benefits provided for herein shall be subject to all applicable taxes and withholdings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

FLOTEK INDUSTRIES, INC.

By:	/s/Elizabeth T. Wilkinson
Name:	Elizabeth T. Wilkinson
Title:	Chief Financial Officer

Date of Signature:	5-20-19

/s/John W. Chisholm
John W. Chisholm
Date of Signature:	5/20/19

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT